Exhibit 99.1
Personal & Confidential
Without Prejudice
Delivered by E-Mail
March 24th, 2008

Shashi Karan

Seattle, WA, 98116

Dear Shashi:

I am pleased to offer you the full-time position of Corporate Controller at Oncothyreon Inc. The position is based in Bellevue WA, with frequent travel to Edmonton, Alberta, Canada.

The following confirms our offer:

1.
Salary:   Your salary will be US$150,000 (one hundred and fifty thousand dollars) per annum and will be reviewed annually. Salaries are paid twice a month, by direct deposit, on the 15th and the second last banking day of each month.

2.
Variable Pay:  You will be eligible for variable pay at the 20% (twenty percent) Target level. The Variable Pay plan is governed by the Company's Employee Incentive Program document and the terms of this document will govern. Goals for the plan are established at the beginning of the year, and payment is made following the close of the year.

3.
Stock Options: You are eligible to participate in the Oncothyreon's non-qualified Stock Option Plan. The plan is governed by the "Oncothyreon Inc. Amended and Restated Share Option Plan" (the "Option Plan") and the terms of this document will govern. A total of 10,000 optioned shares of the Company will be recommended for approval at the first Board of Directors meeting following your acceptance of this offer.

The options will vest in accordance with the schedule set forth in the Company's standard stock option agreement which is ¼ per year over 4 years, and will expire 8 years after issue.

4.	Vacation: We will provide an annual vacation of 4 (four) weeks. This amount will be prorated for your first year of service.

5.
Employee Benefit Plan: You will become eligible for our US benefit plan. The plan provides extended health care, dental, life insurance, accidental death & dismemberment, and long-term disability coverage. These plans are governed by various plan documents which are provided by the Company's benefits carrier.

6.
Retirement Savings Plan: You will become eligible for Oncothyreon matching contributions into the company's 401(k) plan. Oncothyreon will match your contributions into the plan, up to a maximum of 3% of your monthly gross salary (subject to maximums as deemed by law). Contributions to this plan are made through payroll deductions. This plan is governed by plan documents provided by our carrier for this benefit.

http ://www.oncothyreon.com

Shashi Karan
March 24, 2008

7.	Confidentiality Agreement: To protect the Company's proprietary interests, all of Oncothyreon's employees are required to sign a Confidentiality Agreement as a condition of employment.

8.
Health and Safety: Oncothyreon is vitally interested in the health and safety of all workers and is conducting its business in an environmentally responsible manner. Protection of employees from injury at the workplace and occupational disease, while ensuring that business is conducted in an environmentally responsible manner are continuing objectives. As part of our policy promoting the safety of our staff and the products they manufacture, as a condition of our employment and continued employment, you will be required to comply with all health assessment and medical testing relevant to your position.

9.
Debarment: As a condition of employment and to protect the company's interests, you hereby certify that you have not been debarred and are not subject to debarment under section 306 of the United State Food, Drug, and Cosmetic Act (21 USC 355a) or comparable provision of any other applicable law.

10.
Other Terms & Conditions: This offer letter fully conveys the details of our offer. All other terms and conditions of employment not mentioned herein are consistent with Oncothyreon Inc.'s corporate policies.

11.	Commencement Date: For your duties in conjunction with this offer of employment, the commencement date for this position is April 1st, 2008.

We look forward to you joining our team at Oncothyreon. To confirm acceptance, please sign below, retain a copy for your records, and return the original to me. If you have any questions, please do not hesitate to contact me.

Sincerely,

Terry Harris.
Director, Human Resources

Accepted this      25th  day of    March, 2008

/s/ Shashi K. Karan
Shashi K. Karan